Exhibit 10.2

CONFIDENTIAL TRANSITION AGREEMENT

THIS CONFIDENTIAL TRANSITION AGREEMENT (“Agreement”) is being entered into between HYRECAR INC., a Delaware corporation (the “Employer”), and KENNETH GRIMES (the “Employee”). The Employer and the Employee are collectively referred to as the “Parties” as of May 23, 2022 (the “Execution Date”).

RECITALS

WHEREAS, Employer employed Employee as a Chief Technology Officer, an at-will employee pursuant to the Letter Agreement, effective as of March 1, 2021, which includes certain restrictive covenants described in detail therein and attached hereto as Exhibit A (“Letter Agreement”); and

WHEREAS, the Parties have agreed to continue Employee’s employment from the Effective Date through the Separation Date (as defined below) for Employee to provide certain transition services (the “Transition Services”) to Employer (“Transition Period”); and

WHEREAS, in consideration of Employer’s agreement to offer employment through the Separation Date and agreement to compensate Employee and provide Employee other benefits as provided herein, Employee agrees to perform Employee’s duties in a manner satisfactory to Employer during the Transition Period.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the sufficiency of which is hereby agreed to and acknowledged by the parties hereto, and intending to be legally bound, Employer and Employee agree as follows:

1.    Presentment Date; Effective Date. Employee agrees that from the date this Agreement was presented to Employee on May 20, 2022 (“Presentment Date”), Employee has until May 23, 2022 to accept the terms of this Agreement and deliver a signed Agreement to Employer, after which time, if Employee does not execute this Agreement, it shall become null and void. This Agreement shall become effective upon its full execution by the Parties (“Effective Date”).

2.    Transition Services. During the Transition Period, the Employee shall serve as a Special Advisor to the Employer’s executive team and perform the following Transition Services and any other services requested by the Employer’s Chief Financial Officer:

(a)    Employee shall transition all active technology and information technology projects to Employer’s newly elected Chief Technology Officer, Greg Tatem;

(b)    Employee shall actively assist in the growth and alignment of the technology team;

(c)    Employee shall actively participate in discussions regarding the future of the Employer’s Hyrecar platform (the “Platform”); and

(d)    Employee shall oversee and conduct any maintenance or remediation services necessary to keep the Platform operational during the Transition Period.

3.    Employee Compensation. During the Transition Period, so long as Employee remains employed by Employer, Employer shall continue to pay Employee his annual base salary of $200,000 (“Salary”), in accordance with the prevailing Employer payroll practices, and less all applicable federal, state and local taxes and other applicable withholdings. During the Transition Period, Employer shall also provide to Employee the same or substantially similar benefits that Employer provided to Employee immediately prior to the Effective Date.

4.    Employee Cooperation. Employee agrees to fully cooperate with Employer in all matters relating to the winding up of Employee’s work and performing related transition tasks as directed by Employer, which shall include, but not be limited to, during the entire Transition Period, being available to assist with transition matters.

5.    Separation Date. The Parties have agreed to terminate Employee’s employment on the earlier date of the following (“Separation Date”): (a) any termination pursuant to Section 5(b) below; or (b) July 1, 2022.

6.    Termination; Severance Payment. Subject to the provisions set forth in Section 4 regarding the Separation Date, the following applies to the termination of Employee:

(a)    Cause. For purposes of this Section, “Cause” shall mean Employee commission of any of the following: fraud; misappropriation of Employer’s funds or assets; embezzlement; theft; malfeasance; willful misconduct; willful failure to follow Employer’s rules and regulations; willful failure to perform job duties in a satisfactory manner; a breach of this Agreement; and the conviction of, or plea of guilty or no contest to, a felony or to any other crime involving moral turpitude. Employer shall provide Employee written notice of such termination, which shall be the applicable “Separation Date.”

(b)    Termination. During the Transition Period, Employer may terminate Employee’s employment for Cause, or the Parties may mutually agree in writing to terminate this Agreement, in which case such agreed upon date for mutual termination shall be the applicable “Separation Date.”

(c)    Compensation; Severance Benefits.

(i)    During the Transition Period Employee shall continue to be paid his Salary if, during the Transition Period, Employee (x) is not discharged for Cause; and (y) remains employed through July 1, 2022.

(ii)    After the Separation Date, Employee shall be entitled to severance of a stock bonus award issued pursuant to the Employer’s 2018 Equity Incentive Plan in the amount of 75,000 shares, to be vested, settled and transferred to Employee’s private brokerage account upon separation within five business days, provided that during the Transition Period Employee is (w) not discharged for Cause; (x) remains employed through July 1, 2022; (y) does not breach this Agreement; and (z) executes the Confidential Separation and General Release Agreement attached hereto as Exhibit B (“Separation Agreement”) on the applicable Separation Date. The Severance Benefits shall be paid in the manner set forth in the Separation Agreement.

(iii)    In the event that Employee’s employment is terminated for any reason prior to July 1, 2022, or Employee is discharged for Cause, Employee shall not be entitled to the Severance Benefits or any further payments under Section 5(c) or otherwise.

7.    Non-Disparagement. Employee agrees that from the Presentment Date, Employee will not make any oral or written communication to any person or entity which disparages, or has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, Employer, including, without limitation, its officers, shareholders, directors, or management. Nothing in this Section shall prevent Employee from giving truthful testimony or information to law enforcement entities, administrative agencies, or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body. Additionally, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8.    Confidentiality of Terms. Employee represents and agrees that Employee will keep the terms, amount and fact of this Agreement completely confidential, and will not disclose, divulge or publicize, directly or indirectly, to any third party the terms and conditions of this Agreement except as may be necessary to establish or assert rights hereunder or as may be required by law or applicable regulation; provided, however, that such Employee may, on a confidential basis, disclose this Agreement to Employee’s spouse, financial advisors, and attorneys. Employee further agrees not to disclose the termination of Employee’s employment with Employer’s employees, customers, vendors and other business relationships of Employer, except as explicitly directed by Employer.

9.    Restrictive Covenants. Employee stipulates and acknowledges that Employee is still bound by the terms of Employee’s Letter Agreement, which remains in full force and effect and is not superseded or cancelled by this Agreement. Additionally, Employee stipulates and agrees to the following:

(a)    Acknowledgment

Employee understands and acknowledges that by virtue of Employee’s employment with the Employer, Employee has and will continue to have access to and knowledge of Confidential Information, was and remains in a position of trust and confidence with the Employer, and benefitted and will continue to benefit from the Employer’s goodwill. The Employee understands and acknowledges that the Employer invested significant time and expense in developing the Confidential Information and goodwill.

Employee further understands and acknowledges that the restrictive covenants below are necessary to protect Employer’s legitimate business interests in its Confidential Information and goodwill. Employee further understands and acknowledges that Employer’s ability to reserve these for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer and that Employer would be irreparably harmed if Employee violates the restrictive covenants below.

(b)    Confidential Information

Employee understands and acknowledges that during the course of employment with Employer, Employee has had and will continue to have access to and learn about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to Employer and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and Employer’s ability to reserve it for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer, and that improper use or disclosure of the Confidential Information by Employee may cause Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, algorithms, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of Employer or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to Employer in confidence.

Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and agrees that Confidential Information developed by Employee in the course of Employee’s employment by Employer is subject to the terms and conditions of this Agreement as if Employer furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee, provided that the disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

(c)    Disclosure and Use Restrictions.

(i)    Employee Covenants. Employee agrees and covenants:

(1)    to treat all Confidential Information as strictly confidential;

(2)    not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of Employer and, in any event, not to anyone outside of the direct employ of Employer except as required in the performance of any of Employee’s remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(3)    not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Employer, except as allowed by applicable law, as required in the performance of any of Employee’s remaining authorized employment duties to Employer, or with the prior written consent of an authorized officer acting on behalf of Employer (and then, such disclosure shall be made only within the limits and to the extent of such law, duties, or consent).

Employee understands and acknowledges that Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or a breach by those acting in concert with Employee or on Employee’s behalf.

(ii)    Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to an authorized officer of Employer.

Nothing in this Agreement prohibits or restricts Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(iii)    Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(1)    Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(2)    If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d)    Non-Solicitation of Employees

Employee understands and acknowledges that Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to Employer. Employee agrees and covenants not to disrupt or interfere with the business of Employer by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of Employer of whom Employee became aware by working for Employer or otherwise inducing the termination of employment of any employee of the Employer of whom the Employee became aware by working for the Employer from now until two years following Employee’s Separation Date. Employee also agrees and covenants not to use any of Employee’s trade secrets and/or Confidential Information to directly or indirectly solicit the employees of Employer.

10.    Costs. Each Party hereto agrees that if either Party is held by any court of competent jurisdiction to be in violation, breach, or nonperformance of any of the terms of this Agreement, then such breaching Party shall pay all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the prevailing Party in such action, suit, or proceeding, or in any settlement or compromise of same.

11.    Notice. All notices provided for in this Agreement shall be in writing and shall be given either (a) by electronic mail, provided confirmation of such notice is also sent by another means provided in this Section; (b) by personal delivery (in which cases such notice shall be deemed given on the date of delivery); (c) by next business day courier service (e.g., Federal Express, UPS, or other similar service) (in which case such notice shall be deemed given on the business day following date of deposit with the courier service); or (d) by United States mail, first class, postage prepaid, certified, return receipt requested (in which case such notice shall be deemed given on the third day following the date of deposit with the United States Postal Service).

12.    Severability. If any part of this Agreement is determined by a court of competent jurisdiction to be void, voidable, unlawful or unenforceable for any reason, such determination shall not affect the validity or enforceability of the remaining parts of this Agreement, which shall remain in full force and effect and the breach of any one provision of this Agreement shall not be construed to be a breach of any other provisions of this Agreement.

13.    Governing Law, Jurisdiction and Venue. This Agreement and all matters arising out of or relating to this Agreement and Employee’s employment or termination of employment with Employer, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of California without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in any state or federal court located in the state of California, county of Los Angeles. The Parties irrevocably submit to the exclusive jurisdiction of these courts for such matters and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14.    Binding Upon Successors. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, designees, successors and assigns, except as provided herein.

15.    Assignment. Employee may not assign his interest in this Agreement to any person without the prior written consent of Employer. Employer may assign this Agreement to any person that is a successor to the assets or business of Employer without Employee’s prior consent.

16.    No Admission. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as evidence of, or an admission by, either Employee, Employer, or the Released Parties of any liability or unlawful or improper conduct of any kind.

17.    Waivers. Waiver by Employer of any breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof.

18.    Entire Agreement. This Agreement and any exhibits attached hereto contain the entire understanding of the Parties concerning the subject matter hereof and no representations or inducements have been made or relied on by either Party except as set forth herein. This Agreement supersedes all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof, except to the extent that any provisions in the Letter Agreement that require or contemplate performance by either Party following the separation of Employee’s employment by Employer shall survive any such separation and shall remain in full force and effect. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all Parties hereto.

19.    Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

20.    Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, Employee has executed this Agreement and Employer has caused this Agreement to be executed by its duly authorized representatives.

Kenneth Grimes (“EMPLOYEE”)

Signature:	/s/ Kenneth Grimes

Date:	5/23/2022

HYRECAR INC. (“EMPLOYER”)

Signature:	/s/ Serge De Bock

Name: Serge De Bock

Title: Chief Financial Officer

Date:	5/23/2022